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As filed with the Securities and Exchange Commission on July 25, 2001
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

TRIQUINT SEMICONDUCTOR, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State of incorporation)	95-3654013 (I.R.S. Employer Identification Number)

2300 N.E. Brookwood Parkway
Hillsboro, Oregon 97124
(Address, including zip code of Registrant's principal executive offices)

SAWTEK INC. 1983 STOCK OPTION PLAN
SAWTEK INC. EMPLOYEE STOCK OWNERSHIP AND 401(K) PLAN
SAWTEK INC. SECOND STOCK OPTION PLAN
SAWTEK INC. STOCK OPTION PLAN FOR ACQUIRED COMPANIES
(Full title of the plan)

STEVEN J. SHARP
Chairman of the Board, President and Chief
Executive Officer
TriQuint Semiconductor, Inc
2300 N.E. Brookwood Parkway
Hillsboro, Oregon 97124
(503) 615-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

ROBERT P. LATTA, ESQ.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94306
(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share ($)	Proposed Maximum Aggregate Offering Price ($)	Amount of Registration Fee ($)

Common Stock, $0.001 par value per share(1)

Sawtek Inc. 1983 Stock Option Plan	163,353	0.1377(2)	22,494	6

Sawtek Inc. Employee Stock Ownership and 401(k) Plan	9,337,473	20.58(3)	192,165,194	48,041

Sawtek Inc. Second Stock Option Plan	2,337,144	21.1150(4)	49,348,796	12,337

Sawtek Inc. Stock Option Plan for Acquired Companies	108,371	21.1331(5)	2,290,215	573

Total	11,946,341		$243,827,699	$60,957

(1)
The number of shares of common stock, par value $0.001 per share ("Common Stock"), state above consists of the aggregate number of shares which may be sold upon exercise of options which have been granted under the options plans and agreements listed above (collectively, the "Plans"). Includes Preferred Share Purchase Rights which prior to the occurrence of certain events will not be exercisable or evidenced separately from Common Stock. The maximum number of shares which may be sole upon exercise or options granted under the Plans are subject to adjustment in accordance with certain anti-dilution and other provisions of such Plans. Accordingly, pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement covers, in addition to the number of shares stated above, and indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.
(2)
Represents the average exercise price based on 163,353 shares outstanding as of the date hereof.
(3)
Estimated pursuant to Rules 457(h) and 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the average of the high and low prices of the common stock as reported on the Nasdaq National Market on July 23, 2001.
(4)
Represents the average exercise price based on 2,337,144 shares outstanding as of the date hereof.
(5)
Represents the average exercise price based on 108,371 shares outstanding on the date hereof.

PART II INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

    The following documents filed with the Securities and Exchange Commission by the Registrant pursuant to the Securities Exchange Act of 1934 or as otherwise indicated, are hereby incorporated by reference in this Registration Statement and shall be deemed to be part hereof:

  (a)
  Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed March 28, 2001.

  (b)
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed May 11, 2001.

  (c)
  Current Report on Form 8-K dated May 15, 2001, filed May 16, 2001.

  (d)
  Current Report on Form 8-K dated May 15, 2001, filed May 18, 2001.

  (e)
  Current Report on Form 8-K dated May 29, 2001, filed May 30, 2001.

  (f)
  The description of the Registrant's common stock contained in the Registrant's Registration Statement on form 8-B, filed February 18, 1997, including any amendment or report filed for the purpose of updating such description.

  (g)
  The description of the Registrant's Preferred Share Rights Agreement contained in the Registrants Registration Statement on Form 8-A, filed July 24, 1998, including any amendment or report filed for the purpose of updating such description.

  (h)
  Definitive Proxy Statement on Schedule 14A, filed June 18, 2001.

    All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities then remaining unsold shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extend that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or superseded such statement. Any such statement so modified or superseded shall not be deemed, except to modified or superseded to constitute a part of this Registration Statement.

Item 4. Description of Securities.

    Not applicable.

Item 5. Interests of Named Experts and Counsel.

    Not applicable.

Item 6. Indemnification of Directors and Officers.

    Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VI, Section 1, of the Registrant's bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's certificate of incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Registrant and its stockholders. This provision in the certificate of incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omission not in good faith or involving international misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with its officers and directors, a form of which was attached as Exhibit 10.1 to the Registrant's registration statement on Form 8-B filed with the Commission on February 18, 1997 and incorporated herein by reference. The Indemnification Agreements provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

Item 7. Exemption from Registration Claimed.

    Not applicable.

Item 8. Exhibits.

Exhibit Number	Documents
4.1	Sawtek Inc. 1983 Stock Option Plan
4.2	Sawtek Inc. Employee Stock Ownership and 401(k) Plan
4.3	Sawtek Inc. 2000 Implementation Agreement
4.4	Sawtek Inc. 2000 Modified ESOP Loan Agreement
4.5	Sawtek Inc. 2000 Renewed ESOP Note
4.6	Sawtek Inc. Second Stock Option Plan
4.7	Sawtek Inc. Stock Option Plan for Acquired Companies
5.1	Opinion of counsel as to legality of securities being registered
23.1	Consent of Independent Auditors
23.2	Consent of Counsel (contained in Exhibit 5.1)
24.1	Power of Attorney (see page 6)

Item 9. Undertakings.

    A. The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  B.
  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  C.
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Delaware General Corporation Law, the Articles of Incorporation of the registrant, the Bylaws of the registrant, indemnification agreements entered into between the registrant and its officers and directors or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant, TriQuint Semiconductor, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 25th day of July 2001.

TRIQUINT SEMICONDUCTOR, INC.
By:	/s/ STEVEN J. SHARP Steven J. Sharp Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven J. Sharp and Raymond A. Link, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEVEN J. SHARP Steven J. Sharp	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	July 25, 2001
/s/ RAYMOND A. LINK Raymond A. Link	Vice President, Finance and Administration, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	July 25, 2001
/s/ PAUL A. GARY Paul A. Gary	Director	July 25, 2001
/s/ CHARLES SCOTT GIBSON Charles Scott Gibson	Director	July 25, 2001
/s/ NICOLAS KAUSER Nicolas Kauser	Director	July 25, 2001
/s/ STEVEN P. MILLER Steven P. Miller	Director	July 25, 2001
/s/ WALDEN C. RHINES Walden C. Rhines	Director	July 25, 2001
/s/ EDWARD F. TUCK Edward F. Tuck	Director	July 25, 2001
/s/ WILLIS C. YOUNG Willis C. Young	Director	July 25, 2001
/s/ FRANCISCO ALVEREZ Francisco Alverez	Director	July 25, 2001

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PART II INFORMATION REQUIRED IN REGISTRATION STATEMENT
SIGNATURES